Exhibit 99.3

S R Snodgrass

1000 Stonewood Drive

Suite 200

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders

FC Banc Corp.

We have audited the accompanying consolidated balance sheet of FC Banc Corp. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated statements of income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2000, were audited by other auditors whose report dated January 17, 2001 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FC Banc Corp. and subsidiary as of December 31, 2002 and 2001 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ S.R. Snodgrass, A.C.

Wexford, PA

January 10, 2003